Exhibit 99.1
FOR IMMEDIATE RELEASE
AMERICAN COASTAL INSURANCE CORPORATION REPORTS FINANCIAL RESULTS
FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2023

Company to Host Quarterly Conference Call at 5:00 P.M. ET on February 29, 2024
The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

St. Petersburg, FL - February 29, 2024: American Coastal Insurance Corporation (Nasdaq: ACIC) ("ACIC" or "the Company"), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and year ended December 31, 2023.

($ in thousands, except for per share data)	Three Months Ended			Year Ended
	December 31,			December 31,
	2023	2022	Change	2023	2022	Change
Gross premiums written	$135,163	$119,144	13.4%	$670,043	$572,343	17.1%
Gross premiums earned	$167,529	$144,793	15.7%	$635,964	$535,369	18.8%
Net premiums earned	$55,583	$76,842	(27.7)%	$281,884	$269,346	4.7%
Total revenues	$58,214	$74,697	(22.1)%	$286,543	$269,791	6.2%
Income (loss) from continuing operations, net of tax	$17,106	$1,026	NM	$82,198	$(40,004)	NM
Income (loss) from discontinued operations, net of tax	$(2,822)	$(297,796)	99.1%	$227,713	$(429,962)	NM
Consolidated net income (loss) attributable to ACIC	$14,284	$(296,770)	NM	$309,911	$(469,855)	NM

Net income (loss) available to ACIC stockholders per diluted share
Continuing Operations	$0.37	$0.02	NM	$1.85	$(0.93)	NM
Discontinued Operations	$(0.06)	$(6.91)	99.1%	5.13	(9.98)	NM
Total	$0.31	$(6.89)	NM	$6.98	$(10.91)	NM

Reconciliation of net income (loss) to core income (loss):
Plus: Non-cash amortization of intangible assets and goodwill impairment (1)	$811	$812	(0.1)%	$3,247	$13,404	(75.8)%
Less: Income (loss) from discontinued operations, net of tax	$(2,822)	$(297,796)	99.1%	$227,713	$(429,962)	NM
Less: Net realized losses on investment portfolio	$(2)	$(6,439)	NM	$(6,808)	$(6,483)	5.0%
Less: Unrealized gains (losses) on equity securities	$22	$2,090	NM	$814	$(1,968)	NM
Less: Net tax impact (2)	$166	$1,084	84.7%	$1,941	$4,590	(57.7)%
Core income (loss) (3)	$17,731	$5,103	NM	$89,498	$(22,628)	NM
Core income (loss) per diluted share (3)	$0.39	$0.12	NM	$2.02	$(0.53)	NM

Book value per share				$3.61	$(4.21)	185.7%
NM = Not Meaningful
(1) For the year ended December 31, 2022, non-cash amortization of intangible assets included $10.2 million related to the impairment of goodwill attributable to the Company's personal lines operating segment.
(2) In order to reconcile net income (loss) to the core income (loss) measures, the Company included the tax impact of all adjustments using the 21% federal corporate tax rate.
(3) Core income (loss), and core income (loss) per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net income (loss) and net income (loss) per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Comments from Chief Executive Officer, Dan Peed: “We are pleased to deliver continued positive results to our shareholders. Our continuing operations reported core earnings of $17.7 million and $89.5 million for the 2023 fourth quarter and full year, respectively, leading to an annualized core return on equity of 100.6%.Our underlying book value per share was $3.97 at December 31, 2023."

"Although our personal lines segment experienced a pre-tax loss of $5.2 million, this is an improvement quarter-over-quarter, reflecting the effectiveness of our underwriting and rating actions. Our strategy to reduce expenses and improve the underwriting performance in our commercial lines segment has yielded ongoing positive results; consolidated net income for the fourth quarter was $14.3 million, with an underlying combined ratio of 50.9% for commercial lines and 67.2% on a consolidated basis.”

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Income (loss) from continuing operations, net of tax	$17,106	$1,026	$82,198	$(40,004)
Return on equity based on GAAP income (loss) from continuing operations, net of tax (1)	97.0%	2.7%	116.6%	(26.2)%

Income (loss) from discontinued operations, net of tax	$(2,822)	$(297,796)	$227,713	$(429,962)
Return on equity based on GAAP income (loss) from discontinued operations, net of tax (1)	(16.0)%	(779.2)%	322.9%	(281.3)%

Consolidated net income (loss) attributable to ACIC	$14,284	$(296,770)	$309,911	$(469,855)
Return on equity based on GAAP net income (loss) attributable to ACIC (1)	81.0%	(776.5)%	439.5%	(307.4)%

Core income (loss)	$17,731	$5,103	$89,498	$(22,628)
Core return on equity (1)(2)	100.6%	13.4%	126.9%	(14.8)%
(1) Return on equity for the three months and years ended December 31, 2023 and 2022 is calculated on an annualized basis by dividing the net income (loss) or core income (loss) for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income (loss), which is reconciled on the first page of this press release to net income (loss), the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1
Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio on a consolidated basis and attributable to both the Company's personal lines and commercial lines operating segments are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2023	2022	Change		2023	2022	Change
Consolidated
Loss ratio, net(1)	21.2%	54.3%	(33.1)	pts	22.3%	50.0%	(27.7)	pts
Expense ratio, net(2)(3)	45.4%	50.2%	(4.8)	pts	43.7%	56.2%	(12.5)	pts
Combined ratio (CR)(4)	66.6%	104.5%	(37.9)	pts	66.0%	106.2%	(40.2)	pts
Effect of current year catastrophe losses on CR	0.5%	24.6%	(24.1)	pts	5.4%	21.5%	(16.1)	pts
Effect of prior year favorable development on CR	(1.1)%	(2.7)%	1.6	pts	(4.4)%	(4.1)%	(0.3)	pts
Underlying combined ratio(5)	67.2%	82.6%	(15.4)	pts	65.0%	88.8%	(23.8)	pts

Personal Lines
Loss ratio, net(1)	84.4%	77.4%	7.0	pts	55.5%	94.5%	(39.0)	pts
Expense ratio, net(2)(3)	123.0%	89.5%	33.5	pts	109.6%	109.0%	0.6	pts
Combined ratio (CR)(4)	207.4%	166.9%	40.5	pts	165.1%	203.5%	(38.4)	pts
Effect of current year catastrophe losses on CR	10.6%	22.7%	(12.1)	pts	8.4%	28.8%	(20.4)	pts
Effect of prior year unfavorable (favorable) development on CR	13.2%	2.3%	10.9	pts	1.3%	(5.9)%	7.2	pts
Underlying combined ratio(5)	183.6%	141.9%	41.7	pts	155.4%	180.6%	(25.2)	pts

Commercial Lines
Loss ratio, net(1)	12.9%	49.0%	(36.1)	pts	18.4%	39.8%	(21.4)	pts
Expense ratio, net(2)	34.2%	40.5%	(6.3)	pts	35.3%	43.2%	(7.9)	pts
Combined ratio (CR)(4)	47.1%	89.5%	(42.4)	pts	53.7%	83.0%	(29.3)	pts
Effect of current year catastrophe losses on CR	(0.8)%	25.0%	(25.8)	pts	5.1%	19.8%	(14.7)	pts
Effect of prior year favorable development on CR	(3.0)%	(3.9)%	0.9	pts	(5.0)%	(3.6)%	(1.4)	pts
Underlying combined ratio(5)	50.9%	68.4%	(17.5)	pts	53.6%	66.8%	(13.2)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Includes impairment of goodwill, which had an impact of 3.6% on the Company's consolidated expense ratios and a 34.0% impact on the Company's personal lines expense ratios during the year ended December 31, 2022, respectively.
(4) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(5) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2023	2022	Change		2023	2022	Change
Loss and LAE	$11,770	$41,693	$(29,923)		$62,861	$134,805	$(71,944)
% of Gross earned premiums	7.0%	28.8%	(21.8)	pts	9.9%	25.2%	(15.3)	pts
% of Net earned premiums	21.2%	54.3%	(33.1)	pts	22.3%	50.0%	(27.7)	pts
Less:
Current year catastrophe losses	$277	$18,885	$(18,608)		$15,279	$57,906	$(42,627)
Prior year reserve favorable development	(629)	(2,082)	1,453		(12,294)	(10,869)	(1,425)
Underlying loss and LAE (1)	$12,122	$24,890	$(12,768)		$59,876	$87,768	$(27,892)
% of Gross earned premiums	7.2%	17.2%	(10.0)	pts	9.4%	16.4%	(7.0)	pts
% of Net earned premiums	21.8%	32.4%	(10.6)	pts	21.2%	32.6%	(11.4)	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2023	2022	Change		2023	2022	Change
Policy acquisition costs	$15,229	$25,410	$(10,181)		$83,346	$95,318	$(11,972)
Operating and underwriting	1,999	3,079	(1,080)		10,240	13,729	(3,489)
General and administrative	7,982	10,050	(2,068)		29,489	42,281	(12,792)
Total Operating Expenses	$25,210	$38,539	$(13,329)		$123,075	$151,328	$(28,253)
% of Gross earned premiums	15.0%	26.6%	(11.6)	pts	19.4%	28.3%	(8.9)	pts
% of Net earned premiums	45.4%	50.2%	(4.8)	pts	43.7%	56.2%	(12.5)	pts

Exhibit 99.1

Quarterly Financial Results
Net income attributable to the Company for the fourth quarter of 2023 was $14.3 million, or $0.31 per diluted share, compared to a net loss of $296.8 million, or $6.89 per diluted share, for the fourth quarter of 2022. Of this income, $17.1 million is attributable to continuing operations for the three months ended December 31, 2023, an increase of $16.1 million from net income of $1.0 million for the same period in 2022. Drivers of net income from continuing operations during the fourth quarter of 2023 included increased gross premiums earned partially offset by increased ceded premiums earned driven by our 2023 quota share agreements, a decrease in our loss and LAE incurred, driven by decreased catastrophe losses, and decreased policy acquisition costs and administrative costs, as described below. This was partially offset by the recognition of losses from discontinued operations of $2.8 million, driven by the deconsolidation of activities related directly to supporting the run-off of United Property & Casualty Insurance Company (UPC).

The Company's total gross written premium increased by $16.0 million, or 13.4%, to $135.2 million for the fourth quarter of 2023, from $119.1 million for the fourth quarter of 2022. This increase was driven primarily by an increase in our personal lines written premium, driven by the Interboro Insurance Company ("IIC") quota share ending and unearned premium being returned. In addition, our commercial lines written premium increased as we focus on transitioning towards a specialty commercial lines underwriter. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by state and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended December 31,
	2023	2022	Change $	Change %
Direct Written and Assumed Premium by State (1)
Florida	$128,260	$122,257	$6,003	4.9%
New York	6,903	5,685	1,218	21.4
Texas	—	(16)	16	(100.0)
Total direct written premium by state	135,163	127,926	7,237	5.7
Assumed premium (2)	—	(8,782)	8,782	(100.0)
Total gross written premium by state	$135,163	$119,144	$16,019	13.4%

Gross Written Premium by Line of Business
Commercial property	$128,260	$122,345	$5,915	4.8%
Personal property	6,903	(3,201)	10,104	(315.7)
Total gross written premium by line of business	$135,163	$119,144	$16,019	13.4%
(1) We ceased writing in Texas as of May 31, 2022.
(2) Assumed premium written during the fourth quarter of 2022 primarily included personal property business assumed from our former subsidiary, UPC. This assumption ended effective December 31, 2022, resulting in the return of unearned premium for the quarter.

Loss and LAE decreased by $29.9 million, or 71.7%, to $11.8 million for the fourth quarter of 2023, from $41.7 million for the fourth quarter of 2022. Loss and LAE expense as a percentage of net earned premiums decreased 33.1 points to 21.2% for the fourth quarter of 2023, compared to 54.3% for the fourth quarter of 2022. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the fourth quarter of 2023 would have been 7.2%, a decrease of 10.0 points from 17.2% during the fourth quarter of 2022.

Policy acquisition costs decreased by $10.2 million, or 40.2%, to $15.2 million for the fourth quarter of 2023, from $25.4 million for the fourth quarter of 2022, primarily due to an increase in reinsurance ceding commission income, driven by our quota share coverage entered into in the second quarter of 2023 in our commercial lines business. This was partially offset by increases in management fees and premium taxes associated with the increased commercial lines written premiums experienced in 2023.

Operating and underwriting expenses decreased by $1.1 million, or 35.1%, to $2.0 million for the fourth quarter of 2023, from $3.1 million for the fourth quarter of 2022, driven by decreased costs such as printing, postage, rent and utilities as we look to reduce our overhead spending. In addition, our costs related to computer software and services have decreased quarter-over-quarter in 2023.

Exhibit 99.1

General and administrative expenses decreased by $2.1 million, or 20.8%, to $8.0 million for the fourth quarter of 2023, from $10.1 million for the fourth quarter of 2022, driven by decreased amortization costs associated with our capitalized software and intangible assets.

Commercial Lines Operating Segment Highlights

Pre-tax earnings attributable to the Company's commercial lines operating segment totaled $27.9 million for the fourth quarter of 2023 compared to $3.7 million for the fourth quarter of 2022. This increase can be attributed to a decrease in Loss and LAE incurred of $24.3 million, driven by decreased catastrophe losses quarter-over-quarter. In addition, policy acquisition costs decreased $8.8 million, driven by reinsurance ceding commission income earned during the period, partially offset by increased management fees and premium taxes associated with the increased commercial lines written premiums experienced in 2023.

These decreased expenses were partially offset by decreased revenues of $8.7 million quarter-over-quarter, driven by decreased net premiums earned during the period, partially offset by decreased net realized investment losses in 2023. Operating and underwriting expenses and general and administrative expenses remained relatively flat, with a net decrease of $302 thousand experienced quarter-over-quarter.

Personal Lines Operating Segment Highlights

Pre-tax loss attributable to the Company's personal lines operating segment totaled $5.2 million for the fourth quarter of 2023 compared to a pre-tax loss of $10.6 million for the fourth quarter of 2022. Drivers of the quarter-over-quarter decrease in pre-tax loss included: a decrease in general and administrative costs of $2.8 million, driven by decreased amortization of our capitalized software and intangible assets related to our personal lines, a decrease in policy acquisition costs of $1.4 million driven by decreased ceding commission expense, partially offset by increased agent commission and policy administration costs and a decrease in loss and LAE incurred of $5.7 million due to decreased non-catastrophe losses.

These fluctuations were partially offset by a $7.8 million decrease in revenues quarter-over-quarter. All of these changes can be attributed to the Company's shift towards becoming a specialty commercial lines underwriter, resulting in reduced writings, exposure, and lower costs associated with the servicing of this business.

Year to Date Financial Results
Net income attributable to the Company for the year ended December 31, 2023, was $309.9 million, or $7.11 per diluted share, compared to a net loss of $469.9 million, or $10.91 per diluted share, for the year ended December 31, 2022. Drivers of the income from continuing operations during 2023 include decreases to loss and loss adjustment expenses due to the impact of Hurricane Ian making landfall in Florida in 2022 causing an increase to losses that year, increased gross written premiums, an increase in ceded premiums earned, favorable prior year loss development during the year, decreased policy acquisition costs, and decreased general and administrative costs. In addition, during 2023 we recorded a gain on disposal of our former subsidiary UPC totaling $238,440,000, driving the income from discontinued operations for the year.

The Company's total gross written premium increased by $97.7 million, or 17.1%, to $670.0 million for the year ended December 31, 2023, from $572.3 million for the year ended December 31, 2022. This increase was driven primarily by increases to premiums written in Florida as we continue to focus on our commercial book of business. This was offset by a decline in written premiums across the personal lines business, due to a decrease in assumed premiums driven by the cancellation of the quota share with our former subsidiary, UPC. The breakdown of the year-over-year changes in both direct written and assumed premiums by state and gross written premium by line of business are shown in the table below.

Exhibit 99.1

($ in thousands)	Year Ended December 31,
	2023	2022	Change $	Change %
Direct Written and Assumed Premium by State (1)
Florida	$635,602	$503,815	$131,787	26.2%
New York	34,334	25,101	9,233	36.8
Texas	(9)	3,887	(3,896)	(100.2)
South Carolina	—	15	(15)	(100.0)
Total direct written premium by state	669,927	532,818	137,109	25.7
Assumed premium (2)	116	39,525	(39,409)	(99.7)
Total gross written premium by state	$670,043	$572,343	$97,700	17.1%

Gross Written Premium by Line of Business
Commercial property	$635,709	$508,243	$127,466	25.1%
Personal property	34,334	64,100	(29,766)	(46.4)
Total gross written premium by line of business	$670,043	$572,343	$97,700	17.1%
(1) We ceased writing in Texas or South Carolina as of May 31, 2022.
(2) Assumed premium written for 2023 primarily included commercial property business assumed from unaffiliated insurers. Assumed premium written for 2022 primarily included personal property business assumed from our former subsidiary, UPC.

Loss and LAE decreased by $71.9 million, or 53.4%, to $62.9 million for the year ended December 31, 2023, from $134.8 million for the year ended December 31, 2022. Loss and LAE expense as a percentage of net earned premiums decreased 27.7 points to 22.3% for the year ended December 31, 2023, compared to 50.0% for the year ended December 31, 2022. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the year ended December 31, 2023, would have been 9.4%, a decrease of 7.0 points from 16.4% for the year ended December 31, 2022.

Policy acquisition costs decreased by $12.0 million, or 12.6%, to $83.3 million for the year ended December 31, 2023, from $95.3 million for the year ended December 31, 2022, primarily due to an increase in ceding commission income due to changes in the terms of the Company's quota share reinsurance agreements. This was partially offset by increased external management fees and premium taxes related to the Company's increased commercial lines gross written premium.

Operating and underwriting expenses decreased by $3.5 million, or 25.5%, to $10.2 million for the year ended December 31, 2023, from $13.7 million for the year ended December 31, 2022, driven by decreased costs such as printing, postage, rent and utilities as we look to reduce our overhead spending.

General and administrative expenses decreased by $12.8 million, or 30.3%, to $29.5 million for the year ended December 31, 2023, from $42.3 million for the year ended December 31, 2022, driven by the impairment of goodwill attributable to the Company's personal lines operating segment during 2022. There were no similar transactions in 2023.

Commercial Lines Operating Segment Highlights

Pre-tax earnings attributable to the Company's commercial lines operating segment totaled $118.1 million for the year ended December 31, 2023, compared to $35.8 million for the year ended December 31, 2022. Drivers of the year-over-year increase in pre-tax earnings include a decrease in loss and LAE incurred of $40.8 million due to decreased catastrophe losses year-over-year as well as favorable development on prior year losses and increased net premiums earned of $33.1 million driven by higher gross written premiums year-over-year as the Company transitions towards becoming a specialty commercial lines underwriter. This was partially offset by increased ceded premiums driven by the changes in our quota share contracts.

Year-over-year, policy acquisition costs decreased $5.6 million driven by to an increase in ceding commission income due to changes in the terms of the Company's quota share reinsurance agreements in 2023. Operating and administrative expenses remained relatively flat, with a net increase of $123 thousand as we look to reduce our overhead spending.

Exhibit 99.1
Personal Lines Operating Segment Highlights

Pre-tax losses attributable to the Company's personal lines operating segment totaled $13.9 million for the year ended December 31, 2023, compared to $52.2 million for the year ended December 31, 2022. This decreased loss can be attributed to decreased expenses of $53.4 million, driven by a $31.1 million decrease in losses and LAE incurred driven by decreased catastrophe losses year-over-year, decreased policy acquisition costs of $6.4 million driven by decreased policy management fees associated with decreased written premiums and decreased operating expenses of $2.6 million, driven by a reduction in our overhead spending. Additionally, general and administrative expenses decreased $13.3 million driven by the one-time impairment of goodwill totaling $10.2 million in 2022. There was no similar transaction during 2023.

These decreased expenses were partially offset by decreased net premiums earned of $20.6 million driven by decreased assumed premiums from the cancellation of the quota share contract with our former subsidiary, UPC.

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the fourth quarter of 2023 and 2022 were as follows:

	2023	2022
Non-at-Risk	(0.3)%	(0.5)%
Quota Share	(29.9)%	(11.6)%
All Other	(36.6)%	(34.8)%
Total Ceding Ratio	(66.8)%	(46.9)%

Ceded premiums earned related to the Company's catastrophe excess of loss contracts remained relatively flat, driven by the need for less coverage for the 2023-2024 treaty year due to the reduction in the Company's geographic footprint and exposure, as well as the utilization of quota share reinsurance coverage for our commercial lines operating segment, offset by rate increases on the coverage experienced in the current year. The utilization of quota share reinsurance coverage, as described, increased the Company's ceding ratio overall.

Reinsurance costs as a percentage of gross earned premium in the fourth quarter of 2023 and 2022 for the Company's personal lines and commercial lines operating segments were as follows:

	Personal		Commercial
	2023	2022	2023	2022
Non-at-Risk	(2.7)%	(1.0)%	(0.2)%	(0.5)%
Quota Share	—%	—%	(31.4)%	(13.5)%
All Other	(20.9)%	(31.1)%	(37.4)%	(35.4)%
Total Ceding Ratio	(23.6)%	(32.1)%	(69.0)%	(49.4)%

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased from $340.9 million at December 31, 2022 to $369.0 million at December 31, 2023. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and investment grade money market instruments. Fixed maturities represented approximately 91.6% of total investments at December 31, 2023 compared to 91.4% of total investments at December 31, 2022. The Company's fixed maturity investments had a modified duration of 3.4 years at December 31, 2023 compared to 4.0 years at December 31, 2022.

Exhibit 99.1
Book Value Analysis

Book value per common share increased 185.8% from $(4.21) at December 31, 2022, to $3.61 at December 31, 2023. Underlying book value per common share increased 213.8% from $(3.49) at December 31, 2022 to $3.97 at December 31, 2023. An increase in the Company's retained earnings as the result of net income from both continuing and discontinued operations in 2023 drove the increase in the Company's book value per share. As shown in the table below, removing the effect of AOCI increases the Company's book value per common share, as the Company has experienced unfavorable capital market conditions resulting in an accumulated other comprehensive loss position at December 31, 2023.

($ in thousands, except for share and per share data)	December 31, 2023	December 31, 2022

Book Value per Share
Numerator:
Common stockholders' equity attributable to ACIC	$168,765	$(182,039)
Denominator:
Total Shares Outstanding	46,777,006	43,280,173
Book Value Per Common Share	$3.61	$(4.21)

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to ACIC	$168,765	$(182,039)
Less: Accumulated other comprehensive loss	(17,137)	(30,947)
Stockholders' Equity, excluding AOCI	$185,902	$(151,092)
Denominator:
Total Shares Outstanding	46,777,006	43,280,173
Underlying Book Value Per Common Share(1)	$3.97	$(3.49)
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1
Conference Call Details

Date and Time:    February 29, 2024 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to https://investors.amcoastal.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1655068&tp_key=698fd24f9f

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

About American Coastal Insurance Corporation

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, and apartments in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned a Financial Stability Rating of ‘A, Exceptional’ from Demotech.

American Coastal Insurance Corporation’s portfolio of investments also includes Interboro Insurance Company, a New York domiciled personal lines carrier founded in 1914.

Contact Information:
Alexander Baty
Vice President, Finance & Investor Relations, American Coastal Insurance Corp.
investorrelations@amcoastal.com
(727) 425-8076

Karin Daly
Investor Relations, Vice President, The Equity Group
kdaly@equityny.com
(212) 836-9623

Exhibit 99.1
Definitions of Non-GAAP Measures

The Company believes that investors' understanding of ACIC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding plus

Exhibit 99.1
dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Discontinued Operations

On February 27, 2023, the Florida Department of Financial Services was appointed as receiver of the Company's former subsidiary, United Property & Casualty Insurance Company ("UPC"). As such, prior year financial results have been recast to reflect the activity of UPC and activities related directly to supporting the business conducted by UPC within discontinued operations.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1
Consolidated Statements of Comprehensive Income (Loss)
In thousands, except share and per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
REVENUE:
Gross premiums written	$135,163	$119,144	$670,043	$572,343
Change in gross unearned premiums	32,366	25,649	(34,079)	(36,974)
Gross premiums earned	167,529	144,793	635,964	535,369
Ceded premiums earned	(111,946)	(67,951)	(354,080)	(266,023)
Net premiums earned	55,583	76,842	281,884	269,346
Net investment income	2,584	2,194	10,574	7,673
Net realized investment losses	(2)	(6,439)	(6,808)	(6,483)
Net unrealized gains (losses) on equity securities	22	2,090	814	(1,968)
Other revenue	27	10	79	1,223
Total revenues	$58,214	$74,697	$286,543	$269,791
EXPENSES:
Losses and loss adjustment expenses	11,770	41,693	62,861	134,805
Policy acquisition costs	15,229	25,410	83,346	95,318
Operating expenses	1,999	3,079	10,240	13,729
General and administrative expenses	7,982	10,050	29,489	42,281
Interest expense	2,719	2,403	10,875	9,483
Total expenses	39,699	82,635	196,811	295,616
Income (loss) before other income (loss)	18,515	(7,938)	89,732	(25,825)
Other income	1,071	8,781	2,239	10,343
Income (loss) before income taxes	19,586	843	91,971	(15,482)
Provision (benefit) for income taxes	2,480	(183)	9,773	24,522
Income (loss) from continuing operations, net of tax	$17,106	$1,026	$82,198	$(40,004)
Income (loss) from discontinued operations, net of tax	(2,822)	(297,796)	227,713	(429,962)
Net income (loss)	$14,284	$(296,770)	$309,911	$(469,966)
Less: Net loss attributable to noncontrolling interests	—	—	—	(111)
Net income (loss) attributable to ACIC	$14,284	$(296,770)	$309,911	$(469,855)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on investments	6,696	3,632	5,998	(56,600)
Reclassification adjustment for net realized investment losses	2	30,226	6,808	32,082
Income tax benefit related to items of other comprehensive income (loss)	—	—	—	49
Total comprehensive income (loss)	$20,982	$(262,912)	$322,717	$(494,435)
Less: Comprehensive loss attributable to noncontrolling interests	—	—	—	(164)
Comprehensive income (loss) attributable to ACIC	$20,982	$(262,912)	$322,717	$(494,271)

Weighted average shares outstanding
Basic	44,713,148	43,101,872	43,596,432	43,052,070
Diluted	45,712,715	43,101,872	44,388,804	43,052,070

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$0.38	$0.02	$1.89	$(0.93)
Discontinued operations	(0.06)	(6.91)	5.22	(9.98)
Total	$0.32	$(6.89)	$7.11	$(10.91)
Diluted
Continuing operations	$0.37	$0.02	$1.85	$(0.93)
Discontinued operations	(0.06)	(6.91)	5.13	(9.98)
Total	$0.31	$(6.89)	$6.98	$(10.91)

Dividends declared per share	$—	$—	$—	$0.06

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	December 31, 2023	December 31, 2022
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$180,703	$204,682
Equity securities	—	15,657
Other investments	16,487	3,675
Total investments	$197,190	$224,014
Cash and cash equivalents	153,762	70,903
Restricted cash	18,070	45,988
Accrued investment income	2,104	1,605
Property and equipment, net	3,658	5,293
Premiums receivable, net	47,274	39,301
Reinsurance recoverable on paid and unpaid losses	341,102	796,546
Ceded unearned premiums	159,147	90,496
Goodwill	59,476	59,476
Deferred policy acquisition costs	25,041	52,369
Intangible assets, net	9,323	12,770
Other assets	36,141	3,920
Assets held for disposal	8,095	1,434,815
Total Assets	$1,060,383	$2,837,496
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$370,221	$842,958
Unearned premiums	293,057	258,978
Reinsurance payable on premiums	317	30,503
Payments outstanding	2,116	2,000
Accounts payable and accrued expenses	75,284	74,386
Operating lease liability	776	1,689
Other liabilities	1,159	5,849
Notes payable, net	148,688	148,355
Liabilities held for disposal	—	1,654,817
Total Liabilities	$891,618	$3,019,535
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 46,989,089 and 43,492,256 issued, respectively; 46,777,006 and 43,280,173 outstanding, respectively	5	4
Additional paid-in capital	423,717	395,631
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(17,137)	(30,947)
Retained earnings (deficit)	(237,389)	(546,296)
Total Stockholders' Equity (Deficit)	$168,765	$(182,039)
Total Liabilities and Stockholders' Equity (Deficit)	$1,060,383	$2,837,496